UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2009

DDI CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On December 21, 2009, DDi Corp. (the "Company") terminated the Amended and Restated Credit Agreement, dated as of March 30, 2007, among the Company, certain of its subsidiaries, and General Electric Capital Credit and the related Canadian credit facility with GE Canada Finance Holding Company (the "Credit Agreements"). The terminations will become effective on December 31, 2009 under the terms of the Credit Agreements. The Credit Agreements provided for a revolving unsecured credit facility of up to $25 million with a term of three years from the effective date of March 31, 2007.    No borrowings were outstanding under the Credit Agreements at the time of termination, and no penalties resulted from the early terminations.

The Company intends to replace the terminated Credit Agreements, which were set to expire in March 2010, with a new $25 million revolving credit facility with JPMorgan Chase Bank, N.A. Further disclosure regarding this new credit facility is set forth below in Item 8.01 of this Current Report.

Item 8.01.    Other Events

On December 24, 2009, Dynamic Details, Incorporated, a direct wholly-owned subsidiary of the Company, signed a commitment letter (the "Commitment Letter") with JPMorgan Chase Bank, N.A. ("Chase") for a new secured revolving credit facility. Chase has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the Company with a $25 million three-year revolving credit facility secured by the Company's assets (other than real property and equipment) (the "Credit Facility"). The borrowing base under the Credit Facility will be subject to adjustment from time to time based upon the values assigned to the Company's eligible accounts receivable and inventory. The Credit Facility will be guaranteed by the Company and its subsidiaries.
Chase's commitment is subject to a variety of customary closing conditions, including entering into definitive documentation for the Credit Facility no later than February 19, 2010. While the Company currently believes it will be able to satisfy the conditions to borrowing provided for under the Commitment Letter, there can be no assurance that the Company will enter into the Credit Facility. The Company intends to use the proceeds of the Credit Facility for general working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDI CORP

Date: December 28, 2009	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel